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                                                                EXHIBIT 99.2

                                    IMP, INC.

                            STOCK PURCHASE AGREEMENT

         I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") effective with the Entry Date specified below, and I hereby subscribe to purchase shares of Common Stock of IMP, Inc. (the "Corporation"), in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the ESPP in the 1% multiple of my earnings (not to exceed a maximum of 15%) specified in my attached Enrollment Form.

         Each offering period is divided into a series of successive purchase intervals. The initial purchase interval is to begin on October 1, 1996, and end on March 31, 1997. Subsequent purchase intervals will each be of six (6) months duration and will run from the first business day of April to the last business day of September each year and from the first business day of October each year until the last business day of March in the following year. My participation will automatically remain in effect from one offering period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may increase or reduce the rate of my payroll deductions for the remainder of an offering period by filing an appropriate form with the Plan Administrator not less than ten (10) days prior to any quarterly adjustment date (the first business day of January, April, July and October of each year) within the offering period to become effective on the first quarterly adjustment date following the filing of such form.

         My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will not be less than 85% of the lower of (i) the fair market value per share of Common Stock on my entry date into the offering period or (ii) the fair market value per share on the semi-annual purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 1,000 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

         I may withdraw from the ESPP not later than ten (10) days prior to the last business day of a purchase interval and the Corporation will automatically refund all my payroll deductions for that purchase interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason, including death or disability, or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

         If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

         A stock certificate for the shares purchased on my behalf at the end of each purchase interval will automatically be deposited into a brokerage account which the Corporation will open on my behalf. I will notify the Corporation of any sale or disposition of my ESPP shares, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition.

         The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase interval. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

         I have received a copy of the official Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

         Date:_____________________ , 199__

                                             ______________________________
                                                  Signature of Employee
                                                  Printed Name:_______________

         Entry Date: _____________, 199__